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                                                                 EXHIBIT NO. 2.2



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              THE BISYS GROUP, INC.

                        BOSTON INSTITUTIONAL GROUP, INC.

                                       and

              THE STOCKHOLDERS OF BOSTON INSTITUTIONAL GROUP, INC.

                          Dated as of February 9, 2001
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                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER, dated as of February 9, 2001 (this "AGREEMENT"), by and among The BISYS Group, Inc., a Delaware corporation ("PARENT"), Boston Institutional Group, Inc., a Delaware corporation (the "COMPANY"), and the holders of Class A Common Stock of Boston Institutional Group, Inc. identified on the signature pages hereto (the "STOCKHOLDERS").

         WHEREAS, the respective Boards of Directors of Parent and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of the Company into Parent (the "MERGER") in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the "GCL") and the Company will hold a meeting of stockholders pursuant to Section 251 of the GCL to approve the Merger, at which meeting the Stockholders will vote their shares of Company capital stock in favor of the Merger;

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

         WHEREAS, pursuant to the Merger, each outstanding share of Company Common Stock (as defined in Section 2.1) shall be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a)), upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1.     The Merger.

         Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), the Company shall merge with and into Parent in accordance with the GCL, the separate corporate existence of the Company shall cease, and Parent shall continue as the surviving corporation in the Merger. Parent, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

1.2.     Consummation of the Merger.

         In order to effectuate the Merger, on the Closing Date (as defined below), Parent and the Company shall cause a certificate of merger (the "CERTIFICATE OF MERGER") to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in


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accordance with, the GCL. The Merger shall be effective as of the time of filing of the Certificate of Merger (the "EFFECTIVE TIME").

1.3. Effects of the Merger. The Merger shall have the effects provided for in
Section 259 of the GCL.

1.4. Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Parent (the "PARENT CHARTER"), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the GCL.

1.5. By-Laws of the Surviving Corporation.At and after the Effective Time, the By-laws of Parent (the "PARENT BY-LAWS"), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, until amended in accordance with the GCL.

1.6. Directors and Officers of the Surviving Corporation.

         (a) The directors of the Surviving Corporation shall be the persons who are directors of Parent as of the Effective Time.

         (b) The officers of the Surviving Corporation shall be the persons who are officers of Parent as of the Effective Time and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-laws of the Surviving Corporation or as otherwise provided by law.

1.7. Closing. Subject to the provisions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., Eastern Time., at the offices of Ropes & Gray, One International Place, Boston, Massachusetts on the last business day of the month in which all of the closing conditions set forth in Article 8 hereof are satisfied or waived, or on such other date and such other time and place as Parent and the Company shall agree; provided, however, that if on such date the Closing Revenues calculated as of such date are less than ninety percent (90%) of Base Revenues, then the Company may upon written notice to Parent delay the Closing until the earlier of: (i) the last business day of the month in which the Closing Revenues calculated as of such date equal at least ninety percent (90%) of Base Revenues or (ii) April 30, 2001; provided, further, that Parent may elect not to delay the Closing as requested by the Company pursuant to this Section 1.7, in which case the parties shall treat the Closing Revenues as being equal to at least ninety percent (90%) of Base Revenues. In no event shall the Closing occur later than April 30, 2001. The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

                                   ARTICLE II
                      CONVERSION AND EXCHANGE OF SECURITIES

2.1. Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of any class of common stock of the Company ("COMPANY COMMON STOCK") or capital stock of Parent:


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         (a) Company Common Stock. Subject to this Article II, each share of
Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be converted into the right to receive that number of fully paid and non-assessable shares of common stock, par value $.02 per share, of Parent ("PARENT COMMON STOCK") determined in accordance with the provisions of Section 2.1(b), payable upon the surrender of the Certificates (as defined in Section 2.2(a) and accompanying Letter of Transmittal (as provided in Section 2.2(a)). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(a) and Section 2.1, any dividends or other distributions payable pursuant to Section 2.2(b) and any cash in lieu of fractional shares payable pursuant to Section 2.2(c), all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without interest (collectively, the "MERGER CONSIDERATION").

         (b) Exchange Ratio. The aggregate number of shares of Parent Common Stock to be issued in the Merger in exchange for all shares of outstanding Company Common Stock shall equal the quotient obtained by dividing the Adjusted Consideration (as defined below) by the Parent Stock Price (as defined below), rounded up to the nearest whole share (the "PARENT STOCK AMOUNT"). The number of shares of Parent Common Stock to be issued in the Merger in respect of each outstanding share of Company Common Stock (the "EXCHANGE RATIO") shall be equal to the Parent Stock Amount divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

         As used herein:

         "ADJUSTED CONSIDERATION" means the Gross Consideration minus the Option Ascribed Value.

         "BASE REVENUES" means the aggregate monthly fees payable by clients of FDI for the month ended December 31, 2000, as set forth on Schedule A hereto.

         "CLOSING REVENUES" means the aggregate of the revenue amounts set forth next to each Qualifying Client's (as defined below) name on Schedule A hereto. For purposes of this Agreement a "QUALIFYING CLIENT" shall be each client named on Schedule A hereto with respect to which the Company has after February 9, 2001 and prior to the Closing: (i) obtained renewals for, or new contracts to replace, any existing FDI distribution contracts or other service contracts that generate revenue, which existing contracts would otherwise terminate upon the completion of the Merger, and (ii) obtained written confirmations that any other existing FDI revenue producing contracts with such client will continue following completion of the Merger in accordance with their terms; provided, that in the case of each of clause (i) and (ii) such


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renewals, new contracts or written confirmations shall only be required to provide that the contractual arrangement shall continue on substantially the same terms as the existing contract, including, without limitation, the duration of the existing contract (i.e., if an existing contract has a term of one year that expires on January 31, 2002, then the new, renewed, or confirmed contract is only required to have a term running through January 31, 2002). Notwithstanding the foregoing, if prior to the Closing but after the Company has obtained a renewal, new contract or written confirmation with respect to an existing contract with a client named on Schedule A, the Company receives a written notice stating that such client intends to terminate any such contract or intends not to renew any such contract, then the Company shall give written notice to the Parent of such fact and such client shall not be a Qualifying Client. In addition, if the Company fails to obtain a renewal, new contract or confirmation or receives a termination notice with respect to any contract with a client named on Schedule A hereto and the reason for such failure or termination notice is that such client has transferred or intends to transfer the business covered by such contract to the Parent or one of its affiliates, then such client shall be a Qualifying Client.

         "CLOSING COSTS" means the reasonable fees and expenses paid or payable by the Company to Putnam Lovell Securities Inc., Ropes & Gray, Foley, Hoag & Elliot, Ernst & Young and KPMG in connection with the transaction contemplated hereby.

         "FDI REVENUE ADJUSTMENT" means an amount determined based on the relationship of Closing Revenues to Base Revenues, as hereinafter set forth.

                  (i) The FDI Revenue Adjustment shall be zero ($0) in the event that Closing Revenues are at least 90% of Base Revenues.

                  (ii) If Closing Revenues are less than 90% but greater than or equal to 75% of Base Revenues, for each 1% of shortfall from 90%, the FDI Revenue Adjustment will be equal to $10,800,132 times the difference between 90% and such percentage. As an illustration, if the Closing Revenues are 75% of the Base Revenues, the FDI Revenue Adjustment would be $1,620,019.80, calculated as follows:

                        $10,800,132  X (90% - 75%)
                        $10,800,132  X (15%)
                        FDI Revenue Adjustment  = $1,620,019.80

Such FDI Revenue Adjustment shall be reflected as a downward adjustment in the Gross Consideration.

         "GROSS CONSIDERATION" means $36,000,000, minus the Retention Amount, minus the Severance Amount, minus the Net Equity Adjustment, minus the Closing Costs, and minus the FDI Revenue Adjustment.

         "NET EQUITY ADJUSTMENT" means the amount, if any, by which the total stockholders' equity of the Company as set forth in the Company's Estimated Balance Sheet as of the Closing Date is less than $6,075,000. For purposes of determining total stockholders' equity of the Company, any impact resulting from
(i) any employee retention and severance payments made by the Company in connection with the transaction contemplated hereby, (ii) the payment by the


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Company of the Closing Costs and (iii) the exercise of any options to purchase
Class B Common Stock of the Company between the date hereof and the Closing, shall be excluded, but any positive impact of the exercise price paid to the Company prior to the Closing in connection with such option exercises shall be included (i.e., the $6,075,000 measurement level shall not be increased by the positive impact of the exercise price paid to the Company as a result of such exercises, but such positive impact may be taken into account for purposes of determining whether the $6,075,000 measurement level has been satisfied).

         "OPTION ASCRIBED VALUE" means the product of (i) the Gross Consideration multiplied by (ii) a fraction, the numerator of which is the number of shares of Company Common Stock subject to options outstanding immediately prior to the Effective Time which options are to be exchanged for Substitute Options pursuant to Section 7.8 hereof and the denominator of which is the sum of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (B) the number of shares of Company Common Stock subject to options outstanding immediately prior to the Effective Time which options are to be exchanged for Substitute Options pursuant to
Section 7.8 hereof.

         "PARENT STOCK PRICE" means the average of the daily closing sales prices of Parent Common Stock as reported in the Nasdaq National Market for the thirty consecutive trading days ending on and including the day that is two trading days immediately prior to the Closing Date.

         "RETENTION AMOUNT" means $672,000, which represents seventy (70%) percent of the amount budgeted by the Company for retention payments to its employees in connection with the transaction contemplated hereby.

         "SEVERANCE AMOUNT" means $1,050,000, which represents seventy (70%) percent of total estimated severance costs.

         (c) Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Section 7.8.

2.2.     Exchange of Certificates.

         (a) Exchange Procedures. On or within two business days after the Closing Date, each Stockholder will deliver to Parent a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES") that were converted pursuant to Section 2.1(a) into the right to receive shares of Parent Common Stock, along with a letter of transmittal in the form of Annex A attached hereto (a "LETTER OF TRANSMITTAL"). Upon surrender of a Certificate for cancellation to Parent together with such Letter of Transmittal, duly executed, each Stockholder (other than a holder of Dissenting Shares) shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock that such holder has the right to receive in accordance with Section 2.1(a) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(b), and (C) any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common


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Stock in accordance with Section 7.11 which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Common Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(a). Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the Merger Consideration.

         (b) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions with respect to shares of Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock they are entitled to receive until the holder of such Certificate surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

         (c) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article II; and no dividend, stock split or other change in the capital structure of Parent shall relate to any fractional security; and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. Each holder of shares of Company Common Stock who would otherwise have been entitled to receive in the Merger a fraction of a share of Parent Common Stock (after taking into account all certificates surrendered by such holder) shall be entitled to receive from Parent, in lieu thereof, a check in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Price.

         (d) Transfers of Ownership. Each share of Parent Common Stock will be issued in the name of the holder of Company Common Stock set forth on the Letter of Transmittal received from such holder unless otherwise agreed to by Parent.

         (e) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

         (f) Lost, Stolen or Destroyed Certificates. Prior to the time that Certificates are required to be delivered to Parent pursuant to Section 2.2(a), the Company shall take such steps as are necessary to replace any lost or stolen Certificates.

         (g) Taking of Necessary Action; Further Action. Each of Parent and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time


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after the Effective Time, any such further action is necessary to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and Parent immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.3.     Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by the stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares in accordance with
Section 262 of the GCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 2.1(b). Such stockholders shall be entitled to receive payment of the appraised value of such shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed not to be Dissenting Shares and to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Parent Common Stock in accordance with Section 2.1(b) without any interest thereon, upon surrender, in the manner provided in Section 2.2, of the certificate or certificates that formerly evidenced such shares.

         (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the GCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the GCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demand for appraisal or offer to settle or settle any such demand.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

         The Company and each Stockholder severally, but not jointly, represents and warrants to Parent as follows:

3.1. Organization, Power and Standing of the Company.The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each direct or indirect subsidiary of the Company is listed on Schedule 3.1 (each a "Subsidiary"). Each such Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and the Subsidiaries has the power and authority to own, operate or lease its respective properties and to carry on its business in all material respects as currently conducted. Each of the Company and its Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of the business as now being conducted by it makes such qualification necessary, except where the


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failure to be so qualified would not result in a Material Adverse Effect (as defined below) on the Company. The Company has heretofore delivered or made available to the Parent true and complete copies of the charter and by-laws of the Company and each Subsidiary, in each case as in effect on the date hereof. In this Agreement, "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Party, a material adverse effect on the assets, financial condition, operating results, business or prospects of such Party and its subsidiaries taken as a whole.

3.2. Noncontravention, etc.Except as set forth on Schedule 3.2, neither the execution, delivery or performance of this Agreement nor the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to (i) a material breach, violation or default under any federal, state or local statute, ordinance, code, rule or regulation, or any decree, stipulation, determination or award entered by any federal, state or local government, regulatory or administrative agency (or any department, bureau or division thereof) (a "GOVERNMENTAL AUTHORITY"), or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing (any of the foregoing a "LEGAL REQUIREMENT") applicable to the Company or any Subsidiary, (ii) a breach of or default under any charter or by-laws provision of the Company or any Subsidiary, (iii) the imposition of any Lien (as defined below) upon any asset of the Company or any Subsidiary or (iv) a material breach of or default under (or the acceleration of the time for performance of any material obligation under) any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument to which or by which the Company or any of its Subsidiaries is legally bound (each of the foregoing a "CONTRACTUAL OBLIGATION"). Except as set forth in Schedule 3.2, no approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of the Company or any Subsidiary in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger in accordance with the terms and conditions of this Agreement, except (i) those which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date; (ii) the filing of the Certificate of Merger pursuant to the GCL; or (iii) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording will not have a Material Adverse Effect. As used herein, "LIEN" means any mortgage, pledge, lien, security interest, attachment or encumbrance, provided, however, that the term "Lien" shall not include (i) statutory liens for taxes currently due and payable, (ii) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby or materially impair the use of such property in the business of the Company as currently conducted, (iii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iv) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (v) liens in favor of carriers, warehousemen, mechanics and materialmen, liens to secure claims for labor, materials or supplies arising in the ordinary course of business and other like liens, and (vi) restrictions on transfer of securities imposed by applicable state and federal securities laws.


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3.3.     Capitalization.

         (a) The authorized capital stock of the Company consists of 850,000 shares of Class A Common Stock, par value $.01 per share, and 400,000 shares of Class B Common Stock, par value $.01 per share. As of the date hereof, (i) 750,000 shares of Class A Common Stock are issued and outstanding and 13,500 shares of Class B Common Stock are issued and outstanding; and (ii) an aggregate of 353,167 shares of Class B Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company's Stock Option Plans, each of which are listed on Schedule 3.3(a) (together, the "COMPANY OPTION PLANS"). All of the outstanding shares of the Company's capital stock are, and all shares reserved for issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be, duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company and all shares of Company Common Stock subject to options granted under the Company Option Plans have been offered and/or issued and/or sold by the Company in compliance with the provisions of the Company Option Plans and applicable federal and state securities laws. The outstanding Company Common Stock and Company Stock Options are set forth on Schedule 3.3(a) are owned of record and beneficially by the persons set forth thereon and represent all of the authorized, issued and outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or a Subsidiary of the Company free and clear of all liens and encumbrances of any nature. Except as set forth on Schedule 3.3(b), there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock. The Company's Class B Common Stock is non-voting stock and the shares of the Company's Class A Common Stock are the only Company securities entitled to vote on the Merger.

         (b) Schedule 3.3(a) shows the name, address and number of shares of Company Common Stock held by each stockholder of the Company and the name and address of each holder of Company Stock Options and the number of shares of Class B Common Stock of the Company subject to such Company Stock Options and the vesting date thereof. Except as described under Section 3.3(a) of this Agreement, there are no equity securities of any class of the Company or any of its Subsidiaries or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as described under Section 3.3(a) of this Agreement and except for options outstanding under the Company Option Plan (each of which will be fully vested at the Effective Time), there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment or agreement.

         (c) The Company Option Plans consist of the Company's Stock Option Plan for Key Executives (the "1994 Plan") and the Company's 1997 Incentive Stock Option Plan for Selected Executives (the "1997 Plan" and together with the 1994 Plan, the "Plans"). The Company is, and will be at the Effective Time, in full compliance with, and has, and shall have at the


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Effective Time, performed all of its obligations under, the Plans. Under the terms of the Plans, the Company may arrange for each holder of an outstanding option to receive a stock option of Parent of equivalent value in exchange for such outstanding option. Each such outstanding option which is not so exchanged or exercised in accordance with its terms as of the Effective Time will be canceled as of the Effective Time and will be of no further effect.

3.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.5. Financial Information.The Parent has been furnished with each of the following: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997, December 31, 1998 and December 31, 1999 and the related statements of earnings and shareholders equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report thereon of Ernst & Young LLP (collectively, the "AUDITED FINANCIALS" and, together with the Interim Financials (as defined in clause (b) below), the "FINANCIAL STATEMENTS"); and (b) the unaudited consolidated balance sheet (the "BALANCE SHEET") of the Company and its Subsidiaries as of December 31, 2000 (the "BALANCE SHEET DATE") and related unaudited consolidated statements of earnings and cash flows for the twelve month period then ended (collectively the "INTERIM FINANCIALS"). The Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods specified therein and present fairly, in all material respects, the financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods specified therein, subject in the case of the Interim Financials to the absence of footnotes and to normal year-end adjustments.

3.6.     Agreements, Contracts and Commitments.

         Set forth on Schedule 3.6 is a true and complete list of all of the following Contractual Obligations of the Company and its Subsidiaries:

         (a) all collective bargaining agreements and all written employment or consulting agreements pursuant to which services are rendered to the Company or any Subsidiary (other than the Company Plans (as defined below));

         (b) all Contractual Obligations under which the Company or any Subsidiary is or will after the Closing be restricted in any material respect from carrying on any business or other activities anywhere in the world (other than use restrictions contained in any lease or license of real or personal property);

         (c) all Contractual Obligations to sell or otherwise dispose of any assets except in the ordinary course of business;

         (d) all Contractual Obligations between the Company or any Subsidiary on the one hand and any Stockholder or Affiliate of the Company or such Subsidiary on the other hand;

         (e) all Contractual Obligations (including, without limitation, partnership and joint venture agreements) under which the Company or any Subsidiary has any liability or obligation for indebtedness for borrowed money or constituting or giving rise to a guarantee of any liability or obligation of any person or entity involving any such indebtedness or liability in excess of $100,000 individually;

         (f) all Contractual Obligations entered into since December 31, 1999 pursuant to which the Company or any Subsidiary incurred or may incur an obligation to pay any amounts in excess of $100,000 in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets constituting a business or securities representing a controlling interest in any entity, (ii) merger, consolidation or other business combination, or (iii) series or group of related transactions or events of a type specified in subclauses (i) and (ii);

         (g) all Contractual Obligations pursuant to which the Company or any Subsidiary may be expected to perform services with a value in excess of $100,000 per year and which cannot be canceled by the Company or such Subsidiary within 60 days; and

         (h) all Contractual Obligations pursuant to which the Company or any Subsidiary may be obligated to pay for goods and services to be delivered or performed in excess of $100,000 per year and, in the case of contracts for independent research between Boston Institutional Services and vendors, which cannot be canceled by Boston Institutional Services within 60 days.

         Each of the Contractual Obligations listed on Schedule 3.6, as in effect on the date hereof, shall be referred to herein collectively as the "CONTRACTS". No breach or default in performance by the Company or any Subsidiary under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, other than any breach or default which could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no breach or default by any other person or entity under any of the Contracts has occurred and is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a breach or default, except a breach or default which has not had a Material Adverse Effect.

3.7.     Change in Condition.

         Except for matters set forth in Schedule 3.7, since the Balance Sheet Date the business of the Company and its Subsidiaries has been conducted only in the ordinary course of business (except as otherwise required or permitted by the terms of this Agreement) and:

         (a)      The Company and its Subsidiaries have not:

                  (i) entered into any Contractual Obligation (other than this Agreement and agreements between the Company and Putnam Lovell Securities Inc. relating to the sale of the Company) relating to (A) the sale of any capital stock or equity interest in the Company, (B) the purchase of assets constituting a business, (C) any merger, consolidation or other business combination or (D) any Contractual Obligation outside of the ordinary course of business;

                  (ii) settled or agreed to settle any material claim, action, cause of action or suit (in contract, tort or otherwise), or any inquiry, proceeding or investigation by or before any Governmental Authority (an "ACTION");

                  (iii) mortgaged, pledged or subjected to any Lien any of their assets other than (A) conditional sales or similar security interests granted in connection with the lease or purchase of equipment or supplies in the ordinary course of business and (B) Liens disclosed on Schedule 3.7; or

                  (iv) sold, leased, transferred or exchanged any material property for less than the fair value thereof; and

         (b) The Company and its Subsidiaries have not entered into any Contractual Obligation to do any of the actions referred to in clause (a) above.

3.8.     Compliance; Permits.

         (a) The operations of the business of the Company and its Subsidiaries are in compliance as of the date hereof in all material respects with applicable Legal Requirements, except as set forth in Schedule 3.8. Each of the Company and its Subsidiaries and each employee thereof has been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for and material to the conduct of its business (the "PERMITS"). Neither the Company nor any Subsidiary has received any written notice that any Governmental Authority or other licensing authority will revoke, cancel, rescind, materially modify or refuse to renew in the ordinary course any of the Permits. Except as set forth on Schedule 3.8, no disciplinary proceedings by any Governmental Authority or licensing authority are pending or, to the Company's knowledge, threatened against the Company or any Subsidiary or any of their employees.

         (b) Boston Institutional Services, Inc. is a member in good standing of the New York Stock Exchange and the National Association of Securities Dealers, Inc. and is in compliance with all material rules, regulations and by-laws of such entities.

3.9. Environmental Matters.Except as set forth on Schedule 3.9, each of the Company and its Subsidiaries is as of the date hereof in compliance in all material respects with all Environmental Laws. To the knowledge of the Company, except as set forth on Schedule 3.9, there is as of the date hereof no Action pending or threatened against the Company or any Subsidiary in respect of (i) noncompliance by the Company or any Subsidiary with any Environmental Laws or
(ii) the release or threatened release into the environment of any Hazardous Substance by the Company or any Subsidiary or (iii) the handling, storage, use, transportation or disposal of any Hazardous Substance by the Company or any Subsidiary.

         As used herein, "ENVIRONMENTAL LAWS" shall mean any federal, state or local law as in effect as of the date hereof relating to (i) releases or threatened releases of Hazardous Substances, and (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; and "HAZARDOUS SUBSTANCES" shall mean (i) substances defined in or regulated as toxic or hazardous under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations, in each case, as amended and as in effect as of the date: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Asbestos Hazard Emergency Response Act, the Atomic Energy Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof;
(iii) natural gas, synthetic gas and any mixtures thereof; (iv) PCBs and (v) asbestos.

3.10.    Real and Personal Property.

         Each of the Company and its Subsidiaries has valid title to all of its material personal property, and such material personal property is not subject to any Lien except as set forth on Schedule 3.10(a). Except as could not reasonably be expected to have a Material Adverse Effect, (i) all leases and licensing agreements for personal property ("PERSONALTY LEASES") leased or licensed by the Company or any of its Subsidiaries are valid and in full force and effect; (ii) the Company or such Subsidiary has performed in all respects all obligations required to be performed by it under such leases; and (iii) no event or condition exists which constitutes or, with the giving of notice or the passage of time or both, would constitute a default by the Company or such Subsidiary as lessee or licensee under such leases.

         Neither the Company nor any Subsidiary owns any real property. Schedule
3.10 sets forth a list of all real property leased to the Company or any of its Subsidiaries (the "REAL PROPERTY"). All leases (the "LEASES") of Real Property leased to the Company or any of its Subsidiaries are valid and in full force and effect. The Company or such Subsidiary has performed in all material respects all obligations required to be performed by it under such Leases. No event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by the Company or such Subsidiary as lessee under such Lease. The Company has no knowledge of any default by any other party to such Leases. Except as set forth on Schedule 3.10(b), no consent of any landlord is required under any of the Leases by reason of the Merger and, to the Company's knowledge, assuming that the Company obtains all consents set forth on Schedule 3.10(b), the Surviving Company will retain all of the Company's rights to use and enjoy the Leases after the Effective Time.

3.11.    No Undisclosed Liabilities.

         Except as disclosed or accrued in the Financial Statements, there exist no liabilities or obligations of any nature whatsoever (whether absolute or contingent) in respect of the business or assets of the Company and its Subsidiaries of the type required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, other than liabilities or obligations arising or incurred in the ordinary course of business after the Balance Sheet Date.

3.12.    Absence of Litigation.

         As of the date hereof, there is no Action against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened. There is no Action pending or, to the knowledge of the Company, threatened which seeks rescission of or seeks to enjoin the consummation of this Agreement or any of the transactions contemplated hereby.

3.13.    Employee Benefit Plans.

         (a) Schedule 3.13 lists each material employee benefit plan, program or policy (including, without limitation, each "employee benefit plan" within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) that is maintained or otherwise contributed to by the Company or any of its Subsidiaries as of the date hereof (collectively, "COMPANY PLANS". With respect to each of the Company Plans, the Company has delivered to the Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement, annuity contract or other funding instrument; (ii) any summary plan description, (iii) the most recent annual Form 5500 (if applicable) with respect to such Company Plans and (iv) if such Company Plan is intended to be a qualified single employer plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), the most recent favorable determination letter received from the Internal Revenue Service. The Company has also delivered to the Parent a current, accurate and complete copy of the Company Option Plan.

         (b) Each Company Plan is in compliance as of the date hereof in all material respects with the applicable provisions, if any, of ERISA and the Code. Each Company Plan that is intended to be qualified within the meaning of section 401(a) of the Code has received a favorable determination letter as to its qualification. As of the date of this Agreement no "prohibited transaction" (as such term is used in section 4975 of the Code or section 406 of ERISA) has heretofore occurred with respect to any Company Plan. No material litigation or administrative or other proceedings involving the Company Plans have occurred or, to the knowledge of the Company, are threatened. The Company and its Subsidiaries have complied with the health care continuation requirements of section 601, et. seq. of ERISA with respect to employees and their spouses, former spouses and dependents. The Company and its Subsidiaries have no obligations under any Company Plan to provide health benefits to former employees of the Company or its Subsidiaries except as specifically required by law.

         (c) Neither the Company nor any of its Subsidiaries maintains or contributes to (nor has it in the last six years maintained or contributed to) any employee benefit plan subject to

Title IV of ERISA, including, without limitation any such plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

3.14.    Labor Matters.

         (a) The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and laws;

         (b) There are no Actions pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries on the one hand and any of their respective employees, consultants or independent contractors on the other hand;

         (c) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and

         (d) The Company has no knowledge of any labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries.

3.15. Intellectual Property Rights.Schedule 3.15 lists all material trade and product names, trademarks, service marks, logos, copyrights and software programs (including registrations and applications therefor) that are owned or licensed by the Company or any of its Subsidiaries, other than commercially available software programs (the "INTANGIBLES"). Schedule 3.15 also lists each license or other Contractual Obligation under which any Intangible is licensed by the Company or any of its Subsidiaries (the "LICENSES"). Except as disclosed on Schedule 3.6 or Schedule 3.15, there is no license or other Contractual Obligation under which the Company or any of its Subsidiaries is a licensor with respect to any Intangibles. To the knowledge of the Company, (i) use by the Company and its Subsidiaries of the Intangibles does not infringe any rights of any third party and (ii) no activity of any third party infringes upon the rights of the Company or its Subsidiaries with respect to any of the Intangibles, in each case except where such infringement could not reasonably be expected to have a Material Adverse Effect. The Company s not in breach of any License, except where such breach could not reasonably be expected to have a Material Adverse Effect.

3.16.    Taxes.

Except as set forth on Schedule 3.16, the Company and each of its Subsidiaries has filed in accordance with applicable law, all material Tax returns, statements, reports and forms (collectively, "RETURNS") required to be filed with any Taxing Authority when due (taking into account any extension of a required filing date). Such Returns were true, complete and correct in all material respects. The Company and each of its Subsidiaries has timely paid all Taxes shown as due and payable on the Returns that have been filed and any other Taxes payable by the Company with respect to items or periods covered by such returns (whether or not shown on or reportable on such Returns) are adequately provided for on the Financial Statements or will be adequately provided for on the Company's Estimated and Final Balance Sheet. There is no action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened against or with respect to it in respect of any Tax. Neither the Company nor any of its Subsidiaries has any obligation under any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or any other agreement or arrangement in respect of any Tax with any person or entity other than the Company or its Subsidiaries. There is no Tax lien imposed by any Taxing Authority outstanding against the assets, properties or business of the Company or any of its Subsidiaries, other than any liens that could not reasonably be expected to have a Material Adverse Effect.

The Financial Statements contain, and the Company's Estimated and Final Balance Sheet will contain, adequate provision through the dates thereof for all unpaid Taxes of the Company determined in accordance with generally accepted accounting principles.

As used herein, "TAX" and, with correlative meaning, "TAXES" mean any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount due from, or in respect of the Company or any of its Subsidiaries, as the case may be, imposed by any governmental authority (a "TAXING AUTHORITY") responsible for the imposition of any such tax (domestic or foreign).

3.17. Insurance. Schedule 3.17 is a true and accurate list as of the date hereof of all material policies or binders of insurance covering the operations of the Company and its Subsidiaries. The Company has delivered or made available to the Parent true and accurate copies of all such policies or binders as in effect on the date hereof. To the knowledge of the Company, the Company is not in any default with respect to its obligations under any of such policies.

3.18. Broker-Dealer Matters. Each of the Subsidiaries listed on Schedule 3.18 (the "BD SUBSIDIARIES"), is duly registered under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") as a broker-dealer with the Securities and Exchange Commission (the "SEC") and is in compliance in all material respects with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder. Each BD Subsidiary is a member of the National Association of Securities Dealers, Inc. (the "NASD") and is in compliance in all material respects with all applicable rules and regulations of the NASD. Each BD Subsidiary is duly registered as a broker-dealer under, and is in compliance in all material respects with, the applicable laws of all jurisdictions in which it is required to be so registered (the "STATE LAWS"). Each BD Subsidiary has made available to the Parent a correct and complete copy of its Uniform Application for Broker-Dealer Registration on Form BD, reflecting all amendments thereto filed with the SEC to the date hereof (each, a "BD"), correct and complete copies of the Uniform Application for Securities Industry Registration or Transfer on Form U-4, as filed by each current employee of each BD Subsidiary (each, a "U-4"), and correct and complete copies of each report filed since January 1, 1999 with the SEC, the NASD or any state securities agency relating to its broker-dealer activities. Schedule 3.18 sets forth a complete list of the identities of each current principal and registered representative of each BD Subsidiary and their respective series licenses, all of which are in full force and effect and not subject to any pending or, to the knowledge of the Company, threatened action to terminate or suspend such licenses. Each BD and each U-4 are in compliance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, the applicable requirements of the by-laws of the NASD and the State Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.18, no disciplinary proceedings by any Governmental Authority are pending or, to the Company's knowledge, threatened against the Company or any BD Subsidiary or any such principal or representative.

3.19. Restrictions on Business Activities. Except for this Agreement and except as could not reasonably be expected to have a Material Adverse Effect, there is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

3.20. Interested Party Transactions. Except as set forth on Schedule 3.20 and except as has been entered into on an arm's length basis in the ordinary course of business, no shareholder, officer or director of the Company or any of its Subsidiaries has any interest in (i) any contract, arrangement or understanding with, or relating to, the business or operations of the Company or any Subsidiary (other than bona fide compensation arrangements), (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness with the Company or any Subsidiary, or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of the Company or any Subsidiary.

3.21. Brokers. No broker, finder or investment banker (other than Putnam Lovell Securities Inc., whose brokerage, finder's or other fee and expenses will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

3.22. Schedule A Relationships. The clients of FDI set forth on Schedule A hereto are the only existing clients with whom FDI has client contracts that are subject to termination upon a change of control of the Company as mandated by law or any other contractual provision requiring the consent or approval of the client in order for the contractual relationship to continue following consummation of the Merger.

3.23. Miscellaneous. The representations and warranties made by the Company contained in this Agreement, including the disclosure schedules attached hereto, taken as a whole do not contain any untrue statement of a material fact or omit to state any material fact necessary, in the light of the circumstances under which they were made, in order to make statements herein not misleading.

                                   ARTICLE IV
                                   ADDITIONAL
                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

         Each Stockholder, severally, but not jointly, hereby represents and warrants to Parent, as to itself, severally and not jointly, as follows:

4.1. Authority and Capacity Relative to Agreement. Such Stockholder has all requisite power, authority and legal capacity to enter into and perform each of his or her obligations hereunder.

4.2. Execution and Performance of Agreement; Validity and Binding Nature The execution and delivery of this Agreement, and the performance by such Stockholder of the terms of this Agreement and the transactions contemplated hereby, will not result in a material breach of any of the terms of, or constitute a material violation or default under, any statute or contract, indenture or other instrument by which such Stockholder or any of his or her respective properties are bound, and no consent, approval, authorization or order of any court or governmental authority is required in connection with the execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of the terms of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and, together with the other documents and agreements to be executed by such Stockholder in connection herewith, constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, receivership, moratorium, conservatorship, reorganization or other laws of general application affecting the rights of creditors generally or by general principles of equity. Such Stockholder has the legal right and authority to vote the shares of Company Common Stock held of record by him or her in favor of the execution, delivery and performance of this Agreement and the consummation of the Merger in accordance with the provisions hereof.

4.3. Stock of the Company. The number of shares of Company Common Stock and Company Stock Options beneficially owned by such Stockholder is identified on
Schedule 3.3(a) beside the respective Stockholder's name. Except as set forth on
Schedule 4.3, the shares of Company Common Stock and Company Stock Options beneficially owned by such Stockholder are owned free and clear of all liens, claims, options, encumbrances or restrictions whatsoever. Such Stockholder has the full legal right and power and all authorizations and approvals required by law or otherwise to make the representations, warranties and agreements set forth in this Agreement. Except with respect to the shares of the Company Common Stock and Company Stock Options identified on Schedule 3.3(a) beside his or her name, such Stockholder has no outstanding claim against the Company or any right whatsoever with respect to any shares of the capital stock of the Company, including without limitation any other option, warrant or other right to acquire shares of the capital stock of the Company or any securities, options or other instruments convertible or exchangeable into shares of capital stock of the Company. Except as set forth on Schedule 4.3, such Stockholder is not a party to any stockholders agreement, buy-sell agreement or similar agreement or arrangement with respect to the Company Common Stock, Company Stock Options or other equity interest in the Company.

4.4. Additional Representations and Covenants of Stockholders. Except to the extent contemplated by the Registration Rights Agreement (hereinafter defined) and the registration of the Stockholders' Parent Common Stock as contemplated thereby:

         (a) Such Stockholder understands that the issuance of the shares of Parent Common Stock pursuant to this Agreement is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") by reason of Section 4(2) thereof based, in part, upon the representations, warranties and agreements of such Stockholder contained in this Agreement.

         (b) Such Stockholder understands that neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved the Parent Common Stock or passed upon or endorsed the merits of an investment therein or confirmed the accuracy or adequacy of any information provided by Parent to the Stockholders or the accuracy or adequacy of any of the representations, warranties and agreements of Parent contained herein.

         (c) Such Stockholder is acquiring Parent Common Stock solely for his or her own account for investment and not with a view to resale or distribution thereof, in whole or in part, except pursuant to an effective registration statement. Such Stockholder has no agreement or arrangement, formal or informal, written or oral, with any person to sell or transfer or otherwise dispose of all or any part of the Parent Common Stock, and has no present plans to enter into any such agreement or arrangement.

         (d) Such Stockholder did not become aware of the offer and sale of Parent Common Stock through or as a result of any form of general solicitation or general advertising including, without limitation, any article, notice, advertisement or other communication published in any newspaper, magazine or other media in connection with the offer and sale of Parent Common Stock contemplated hereby and is not purchasing Parent Common Stock through or as a result of any seminar or meeting to which such Stockholder was invited.

         (e) Such Stockholder meets the requirements of at least one of the categories of an "accredited investor", as defined in Rule 501(a) promulgated under the Securities Act and as set forth in the form of Accredited Investor Certification attached hereto as Annex B. In connection with the closing of the transactions contemplated by this Agreement, such Stockholder, unless listed on
Schedule 4.4(e), shall certify to Parent, in the form of the certification set forth in Annex B, as to which category (or categories) of accredited investor is applicable to such Stockholder.

         (f) Such Stockholder, or such Stockholder together with its purchaser representative, if any, has such knowledge and experience in financial, tax, and business matters in general, and investments in securities in particular, so as to enable such Stockholder to evaluate the merits and risks of an investment in Parent Common Stock and to make an informed investment decision with respect thereto.

         (g) Such Stockholder recognizes that he or she must bear the economic risks of the investment in Parent Common Stock indefinitely, because none of the Parent Common Stock may be sold, transferred, hypothecated or otherwise disposed of unless such Parent Common

Stock is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available, and that legends shall be placed on the certificates representing Parent Common Stock issuable stating that the shares represented thereby have not been registered under the Securities Act or applicable state securities laws, and appropriate notations thereof will be made in Parent's stock books.

         (h) Such Stockholder has adequate means of providing for his or her current financial needs and foreseeable contingencies and has no need for liquidity of his or her investment in Parent Common Stock for an indefinite period of time. Such Stockholder's overall commitment to investments which are not readily marketable is not excessive in view of his or her net worth and financial circumstances and the receipt of the Parent Common Stock will not cause such commitment to become excessive.

         (i) Such Stockholder is not relying on Parent or any of its employees or agents with respect to the legal, tax, economic and related considerations of an investment in Parent Common Stock, other than as expressly contained in the representations and warranties of Parent contained in Article V hereof. There has been delivered to such Stockholder copies of this Agreement, Section 262 of the GCL pertaining to dissenter's rights, Parent's Annual Report on Form 10-K for the Fiscal Year Ended June 30, 2000, Parent's 2000 Annual Report to Stockholders, Parent's Proxy Statement for its Annual Meeting held on November 16, 2000, Parent's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000 (collectively, the "Parent Information"). Each Stockholder has read and fully understands the Parent Information.

         (j) Such Stockholder, or such Stockholder together with his or her purchaser representative, if any, (i) has had the opportunity to obtain all information requested by him or her for the purpose of verifying the Parent Information or for any other purpose related hereto and (ii) has had the opportunity to meet with representatives of Parent and to have them answer any questions and provide such additional information regarding the terms and conditions of the transactions contemplated hereby, the information with respect to Parent included in the Parent Information and the business and prospects of Parent deemed relevant by such Stockholder, all of which questions have been answered and all of which requested information has been provided to the full satisfaction of such Stockholder.

         (k) In evaluating the suitability of an investment in Parent, and in deciding to enter into this Agreement, such Stockholder has not relied upon any representation or other information (whether oral or written) other than as set forth in the representations and warranties of Parent contained in Article V of this Agreement and in the Parent Information. No oral or written representations have been made, or oral or written information furnished, to such Stockholder or such Stockholder together with his or her purchaser representative, if any, in connection with the offer and sale of Parent Common Stock that are in any way inconsistent with the representations and warranties of Parent contained herein or any of the information contained in the Parent Information.

         (l) Except as described in Schedule 4.4(l), such Stockholder has no material beneficial interest, directly or indirectly, in any person, firm, corporation, partnership or other entity which is or within the past two years has been a supplier of any goods or services to the

Company (each, a "Vendor"), including, without limitation, any Vendor, or from which the Company has received fees, including, without limitation, any Customer, other than as the beneficial owner of 1% or less of the voting securities of a publicly held corporation. The nature and amount of any such beneficial interest is disclosed in Schedule 4.4(l).

         (m) Such Stockholder is familiar with the business, historical financial performance and prospects of the Parent, including the risks associated therewith.

         (n) Such Stockholder, if an individual person, is not required to obtain any spousal consent in connection with the transactions contemplated hereby or has obtained such consent.

4.5. Representations and Warranties True; No Misleading Statements. All of the representations and warranties set forth in this Article IV shall be true and correct as of the Effective Time as if made at that time. The representations and warranties made in this Article IV or other document specifically referred to in this Article IV and delivered by such Stockholder pursuant hereto do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES
                                    OF PARENT

         Parent represents and warrants to the Company and the Stockholders as follows:

5.1. Organization and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has the power and authority to own, operate or lease its respective properties and to carry on its business in all material respects as currently conducted. Parent is duly qualified to do business in each jurisdiction in which the nature of the business as now being conducted by it makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Parent has heretofore delivered or made available to the Stockholders true and complete copies of the Certificate of Incorporation and by-laws of Parent, in each case as in effect on the date hereof.

5.2.     Capitalization.

         (a) The authorized capital stock of Parent consists of 160,000,000 shares of Parent Common Stock. As of February 6, 2001, 57,273,141 shares of Parent Common Stock were outstanding.

         (b) All of the shares of Parent Common Stock to be issued in the Merger have been duly authorized by all necessary corporate action and will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

5.3. Authority Relative to this Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at the Closing by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes the legal, valid and binding obligation of Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.4. Noncontravention, etc. Neither the execution, delivery or performance of this Agreement nor the consummation of the Closing hereunder in accordance with the terms and conditions of this Agreement does or will constitute, result in or give rise to (i) a material breach, violation or default under any Legal Requirement applicable to Parent, (ii) a breach of or default under any charter or by-laws provision of Parent, (iii) the imposition of any Lien upon any asset of Parent or (iv) a material breach of or default under (or the acceleration of the time for performance of any material obligation under) any, any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument to which or by which the Parent is legally bound, such as which would have a Material Adverse Effect on Parent. No approval, consent, waiver, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any Governmental Authority is required to be obtained or made by or on behalf of Parent in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger in accordance with the terms and conditions of this Agreement, except (i) those which shall have been obtained or made on or prior to, and shall be in full force and effect at, the Closing Date; (ii) the filing of the Certificate of Merger pursuant to the GCL; or (iii) where failure to obtain such approval, consent, waiver, authorization or other order, or to make such declaration, filing, registration, qualification or recording will not have a Material Adverse Effect on Parent.

5.5.     SEC Filings; Financial Statements.

         (a) Parent has timely filed and made available to the Company all forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") since July 1, 1999 (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC pursuant to
Section 13 or 15(d) of the Exchange Act.

         (b) Each of the consolidated financial statements (including, in each case, any related notes), contained in the Parent SEC Reports, including any Parent SEC Reports filed after the date of this Agreement until the Closing, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and fairly presented, in all material respects, the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

5.6. Registration Statement. The information supplied by Parent for inclusion in the registration statement on Form S-3 covering the shares of Parent Common Stock to be issued in connection herewith (the "REGISTRATION STATEMENT") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. Parent is eligible to register the shares of Parent Common Stock for resale by the Stockholders on a registration statement on Form S-3 under the Securities Act.

5.7. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

5.8.     [RESERVED].

5.9. No Undisclosed Liabilities. Except as disclosed or accrued in the financial statements contained in the Parent SEC Reports, there exist no liabilities or obligations of any nature whatsoever (whether absolute or contingent) in respect of the business or assets of the Parent and its consolidated subsidiaries of the type required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, other than liabilities or obligations arising or incurred in the ordinary course of business after June 30, 2000 or such liabilities or obligations as would not result in a Material Adverse Effect on Parent.

5.10. Miscellaneous. The representations and warranties made by Parent contained in this Agreement do not contain any untrue statement of a material fact or omit to state any material fact necessary, in the light of the circumstances under which they were made, in order to make statements herein not misleading.

5.11. Tax-Free Reorganization.

         (a) The fair market value of the Parent Common Stock and other consideration received by each Stockholder and each other Company stockholder will be approximately equal to the fair market value of the Company Common Stock surrendered in the Merger.

         (b) At least 50 percent of the value of the Company stockholders' proprietary interests in the Company will be preserved as a proprietary interest in Parent received in exchange for Company stock. For purposes of this representation, proprietary interests will not be preserved to the extent that, in connection with the Merger: (i) a distribution with respect to, or a redemption or acquisition of, the stock of Company is made by Company or a person related to Company for consideration that would be treated as other property or money received in the exchange for purposes of Section 356 of the Internal Revenue Code (or would be so treated if the redeeming Company stockholder had also received Parent stock in exchange for Company stock owned by the Company stockholder); (ii) Parent or a person related to Parent acquires stock of the Company for consideration other than Parent stock; or (iii) a redemption or acquisition of Parent stock issued in the Merger is made by Parent or a person related to Parent for consideration other than Parent stock. Any reference to Parent or to the Company includes a reference to any successor or predecessor of such corporation, except that the Company is not treated as a predecessor of Parent. A corporation will be treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 of the Internal Revenue Code (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) of the Code (disregarding Treas. Reg. Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition. Each partner of a partnership will be treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner's interest in the partnership. As used in this representation letter, the term "partnership" shall have the meaning given to it in Section 7701(a)(2) of the Internal Revenue Code.

         (c) Parent has no present plan or intention, following the Merger, to sell or otherwise dispose of any of the assets of the Company or any of its subsidiaries acquired in the Merger, except for dispositions of such assets in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-2(k)(i); provided, that Parent does intend to sell the Munder B-share assets after the Merger if such assets have not been sold to a third party prior to the Closing Date.

         (d) Parent will pay its expenses incurred in connection with the Merger. Parent has not paid (directly or indirectly) and has not agreed to assume any expenses or other liabilities, whether fixed or contingent, incurred or to be incurred by any stockholder of the Company in connection with or as part of the Merger or any related transactions.

         (e) Following the Merger, Parent intends to continue the Company's "historic business" or to use a significant portion of the Company's "historic business assets" in a business (as such terms are defined in Treasury Regulation
Section 1.368-1(d)).

         (f) Parent is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

         (g) Parent will not take, or cause the Company to take, any position on any Federal, state or local income or franchise tax return, or to take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, unless otherwise required by a "determination" (as defined in Section 1313(a)(1) of the Code) or by applicable state or local tax law (and then only to the extent required by such applicable state or local tax law).

         (h) None of the compensation to be received by any stockholder-employee of the Company in respect of periods after the Effective Time represents separate consideration for any of such person's Company Common Stock. None of the Parent Common Stock that will be received by any stockholder-employee of the Company in the Merger represents separately bargained for consideration which is allocable to any employment agreement or arrangement (including a covenant not to compete). The compensation paid to any stockholder-employees will be for services actually rendered and/or for any covenant not to compete and will be determined by bargaining at arm's-length.

         (i) There is no intercorporate indebtedness existing between Parent (or any of its subsidiaries) and the Company or any Subsidiary.

         (j) The fair market value of the assets of the Company transferred to Parent will equal or exceed the sum of the liabilities assumed by Parent plus the amount of liabilities, if any, to which the transferred assets are subject.

         (k) The Merger is being undertaken by the Parent for valid business purposes and not for the purpose of tax avoidance, and the terms of the Merger are the product of arm's length negotiations.

         (l) Parent understands that Ropes & Gray will rely on the representations in this Section 5.11 in giving its opinion to stockholders of the Company as to the tax consequences to them of the Merger.

                                   ARTICLE VI
                                    COVENANTS

6.1. Interim Operations of the Company. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the businesses of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and, without limiting the generality of the foregoing, except as contemplated by this Agreement or set forth on Schedule 6.1, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of
Parent:

         (a) enter into any transactions with any Stockholder or any other Affiliate of the Company or it Subsidiaries (other than as contemplated by this Agreement);

         (b) enter into any Contractual Obligation (other than as contemplated by this Agreement or in the ordinary course of business), provided that, Parent's consent thereto shall not be unreasonably withheld;

         (c) incur any indebtedness for borrowed money or enter into any capital lease, except in the ordinary course of business;

         (d) amend the articles of incorporation or by-laws of the Company or any Subsidiary or sell, lease or otherwise dispose of any material assets (except (i) for sales or other dispositions of excess or old equipment in the ordinary course of business and (ii) as may otherwise be permitted by the terms of this Agreement);

         (e) declare or pay any dividend or distribution to stockholders of the Company or its Subsidiaries (other than inter-company dividends and distributions from any Subsidiary to any other Subsidiary which is a parent company or to the Company in the ordinary course of business, consistent with past practices);

         (f) make any material change in the business or operations of the Company; provided, that the Company shall be permitted to sell its broker-dealer, UPromise Investments, Inc. (f/k/a Premier Mutual Fund Services, Inc.) to UPromise, Inc. pursuant to the terms of the Services Agreement between FDI Distribution Services, Inc. and UPromise, Inc. dated September 2000;

         (g) commit to make any capital expenditure in excess of $50,000 or enter into any contract or commitment therefor;

         (h) increase the compensation or benefits payable or to become payable to the Company's or its Subsidiaries' officers or employees, other than scheduled increases in compensation in the ordinary course of business and consistent with past practices and payments of incentive compensation consistent with past practices, or enter into any employment agreement with any officer or employee of the Company or its Subsidiaries (other than as contemplated by this Agreement);

         (i) enter into any material contract or agreement (other than as contemplated by this Agreement);

         (j) enter into any lease for real property;

         (k) amend or surrender any material licenses or registrations currently held by the Company or its Subsidiaries;

         (l) issue, sell, pledge, dispose of, purchase or encumber, or authorize the issuance, sale, pledge, disposition, purchase or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights to acquire any shares of capital stock in the Company or its Subsidiaries or any other securities, except for the issuance of shares Class B Common Stock of the Company issuable pursuant to stock options which were granted and are outstanding on the date hereof) or cash out any options, warrants or other rights to acquire any shares of the capital stock of the Company;

         (m) take any action that would adversely affect the tax or accounting treatment of the Company's net operating losses (other than as contemplated by this Agreement); or

         (n) enter into any Contractual Obligation or make any commitment, whether written or oral, to do any of the actions referred to in this Section 6.1.

         Parent shall respond with reasonable promptness to any and all requests by the Company or its Subsidiaries for consents for the Company or its Subsidiaries to take any of the actions specified in this Section 6.1, and no requested consent shall be unreasonably withheld.

6.2. Disclosure Schedules. The Company will, from time to time prior to or on the Closing Date, by notice in accordance with this Agreement, supplement or amend the disclosure schedules attached hereto, to include the disclosure of information arising after the date hereof that would, if not included in the disclosure schedule as so supplemented or amended, result in a failure to satisfy the closing condition set forth in Section 8.2(a) hereof as of the Effective Time. If the information contained in any such supplement or amendment of any disclosure schedule would, in Parent's reasonable judgment, materially and adversely affect the business of the Company or the benefits to be obtained by Parent under this Agreement, Parent's assessment of the value of the Company's business, or the ability of Parent to consummate the transactions contemplated hereby, then Parent shall have the right at any time after the delivery of such supplement or amendment and prior to the Effective Time to terminate this Agreement; provided, however, that the termination of any one or more distribution agreements between FDI and its investment company clients shall not constitute grounds to terminate this Agreement (the parties acknowledge that any such termination shall be taken into account in the calculation of the FDI Revenue Adjustment). Provided that the disclosure schedule which was supplemented or amended was accurate on the date hereof, such termination shall be Parent's sole remedy relating to matters set forth in amendments or supplements to any disclosure schedule. If Parent shall not terminate this Agreement and the Effective Time shall occur, then any disclosure schedule which shall have been supplemented or amended pursuant to this Section
6.2 shall at the Effective Time be deemed to be a disclosure schedule to this Agreement as so supplemented or amended. Notwithstanding anything in this
Section 6.2 to the contrary, the delivery to Parent of any such supplement or amendment of a disclosure schedule shall not be deemed to cure the breach by the Company and/or the Stockholders of any representation, warranty or covenant contained herein which was inaccurate when originally made.

6.3. Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, (i) the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, (ii) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby, (iii) the Company will terminate all employment agreements with its employees that are in effect prior to the Effective Time,
(iv) prior to the Effective Time, the Company and Parent shall use their respective best efforts to enter into new or renewed distribution contracts and related service agreements with existing clients of FDI on substantially the same terms as the existing contracts, including, without limitation, the duration of the remaining terms of the existing contracts and (v) to the extent permitted by generally accepted accounting principles, the

Company shall accrue on its books as of March 31, 2001 the cost of employee retention and severance arrangements in connection with the transaction contemplated hereby.

6.4. Munder B-share Assets. The Company will use its reasonable best efforts to sell or cause to be sold to a third party unaffiliated to the Company on or before the Closing Date all or such portion of the Munder B-share assets held by the Company or any Subsidiary as will result in the elimination of the projected unrecoverable net operating loss of the Company that is attributable to the Munder B-share arrangements . In the event that such Munder B-share assets are not sold to a third party on or before the Closing Date, the Company shall on or before that date use its reasonable best efforts to obtain from the Internal Revenue Service a consent to change the method of accounting for distributor commissions effective for the tax year ending December 31, 2000 (the "IRS Consent") (such change shall be from the current method of deducting such commissions as paid to capitalizing commissions and amortizing the same over five years as provided in Revenue Procedure 2000-38). In the event that the Company is not able to sell the Munder B-share assets to a third party unaffiliated with the Company and not able to obtain the IRS Consent, then, on or before the Closing Date, the Company shall use its reasonable best efforts to find an alternative arrangement with respect to the Munder B-share assets that is acceptable to both Parent and the Company, which arrangement shall result in the elimination of the projected unrecoverable net operating loss of the Company that is attributable to the Munder B-share arrangements.

6.5. Pay-Off of Line of Credit. On the Closing Date, Parent shall make arrangements for the pay-off of the Company's line of credit with the WarrenBank sufficient to cause the WarrenBank to release its security interest on the Common Stock of the Company owned by the Stockholders and to return to the Stockholders their Certificates.

6.6. Obligation to File Registration Statement and Listing Application. Parent shall use its best reasonable efforts to prepare a registration statement in accordance with the terms of the Registration Rights Agreement, to file such registration statement within 10 business days after the Closing Date, to cause such registration statement to be effective as soon thereafter as reasonably possible and to file within 10 business days after the Closing Date a Notice of Listing of Additional Shares covering the shares issuable in the Merger with the Nasdaq National Market.

6.7. Estimated and Final Balance Sheets. The Company shall deliver to Parent its estimated unaudited balance sheet (the "ESTIMATED BALANCE SHEET") as of the Closing Date on the Business Day immediately preceding the Closing Date together with a certificate of the Chief Financial Officer of the Company (which certificate shall constitute a representation and warranty of the Company and the Stockholders for all purposes of this Agreement) stating that such balance sheet sets forth a level of stockholders' equity that will not be less than that shown on the Final Balance Sheet (hereinafter defined). Within 45 days of the Closing Date, Parent shall deliver to the Stockholders an unaudited balance sheet of the Company as of the Closing Date (the "FINAL BALANCE SHEET") together with a Certificate of the Chief Financial Officer of the Parent stating that the Final Balance Sheet was prepared in accordance with generally accepted accounting principles on a basis consistent with prior periods and fairly reflects the financial condition and stockholders' equity of the Company as of the Closing Date, except for the absence of footnotes and normal year-end adjustments. Within 20 days following delivery of the Final Balance Sheet to the Stockholders, the Stockholders may object to the Final Balance Sheet in writing to Parent. Parent agrees to provide the Stockholders with information as to the basis for preparing the Final Balance Sheet. If the Stockholders object to the Final Balance Sheet, Parent and the Stockholders shall first attempt to resolve such dispute by negotiation. If Parent and the Stockholders are unable to resolve such dispute within twenty days of the Stockholders' objection, Parent and the Stockholders shall appoint a firm of certified public accountants mutually acceptable to them (the "ARBITRATOR") to resolve such dispute. The finding of the Arbitrator shall be binding on Parent and the Stockholders. The fees and expenses of the Arbitrator shall be shared equally by Parent and the Stockholders.

6.8. Obligation to Provide Audited Financial Statements. The Company shall as soon as reasonably practicable and not later than three days prior to the Closing Date provide the Parent with the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2000 and the related statements of earnings and stockholders equity and cash flows for the fiscal year then ended, accompanied by the notes thereto and the report thereon of the Company's independent certified public accountant (the "Audited 2000 Financial Statements").

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1. Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel, and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request, and each shall make available to Parent's representatives (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as Parent may reasonably request. Unless otherwise required by law, each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired in accordance with the terms of the Non-Disclosure Agreement between Parent and the Company (collectively the "NON-DISCLOSURE AGREEMENT").

7.2. Legal Conditions to Merger. Each of Parent and the Company will use all reasonable best efforts to comply promptly with all legal requirements that may be imposed with respect to the Merger (which actions shall include, without limitation, furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or taking of any action contemplated thereby or by this Agreement.

7.3. Tax-Free Reorganization. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall each use its reasonable best efforts to cause the Merger to so qualify. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Unless otherwise required by law, each of Parent and the Company shall (i) report the merger on all Tax Returns and other filings as a reorganization within the meaning of Section 368(a) of the Code and
(iii) not take any position or action that is inconsistent with the characterization of the Merger as such a reorganization in any audit, administrative proceeding, litigation or otherwise.

7.4. Affiliate Restrictions. Each Stockholder agrees that he or she will not sell, transfer, pledge or otherwise dispose of shares of Parent Common Stock to be issued to such Stockholder in the Merger unless (i) such sale, transfer, pledge or other disposition has been registered under the Securities Act, (ii) such sale, transfer, pledge or other disposition is made in conformity with the requirements of Rule 145 under the Securities Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer, pledge or other disposition is otherwise exempt from registration under the Securities Act.

7.5. Public Announcements. No press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by either Parent or the Company or any officer, director or affiliate thereof without the prior written consent of the other party, except to the extent required by any applicable Legal Requirement.

7.6. Listing of Parent Shares. Parent shall use its reasonable best efforts to have authorized for listing on the Nasdaq National Market the shares of Parent Common Stock to be issued in the Merger.

7.7. Employee Benefits. Parent agrees that, as soon as reasonably practicable following the Effective Time the Surviving Corporation and its Subsidiaries and successors shall provide to each employee of the Company or its Subsidiaries as of the Effective Time (the "Employees") employee plans and programs that provide benefits that are similar to those provided to similarly situated employees of Parent and its subsidiaries generally during such time. Until such time as the Employees are provided with employee plans and programs in accordance with the preceding sentence, Parent shall cause the Surviving Corporation and its Subsidiaries to provide the Employees with the employee plans and programs provided to such employees on the date hereof. With respect to such benefits, service accrued by such Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes.

7.8.     Employee Stock Option Plan.

         (a) Each option to acquire shares of Company Common Stock (a "Company Stock Option") that was granted under the 1997 Plan or the 1994 Plan and which is unexercised immediately prior to the Effective Time shall, effective as of the Effective Time, become and represent an option to acquire the number of shares of Parent Common Stock (a "SUBSTITUTE OPTION") determined by multiplying
(i) the number of shares of Company Stock subject to such

Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock equal to the exercise price per share of such Company Stock Option divided by the Exchange Ratio (rounded up to the next whole cent). After the Effective Time, each Substitute Option shall be fully vested and shall be exercisable until the earlier of (i) the expiration of the term of such Substitute Option (which term shall be the same as that of the Company Stock Option converted into such Substitute Option) or (ii) thirty days from the termination date of a holder's employment with the Parent or any of its subsidiaries.

         (b) Parent agrees to use reasonable efforts to ensure that as soon as practicable after the Effective Time the shares of Parent Common Stock to be issued upon exercise of the Substitute Options are registered pursuant to an effective registration statement. Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Parent Common Stock subject to such options and Parent shall use its reasonable efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding.

         (c) The Company shall use its best efforts to cause each holder of a Company Stock Option to exchange such Company Stock Option for a Substitute Option and not to exercise such Company Stock Option prior to the Effective Time.

7.9. Consents; Conveyance Taxes. The Company shall use best efforts to obtain all necessary consents, waivers, reaffirmations and approvals (including, without limitation, the approvals of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.) in connection with the Merger under any of the Company's agreements, contracts, licenses or leases, and the Parent shall use best efforts to assist the Company in obtaining such consents, waivers and approvals. Schedule 7.9 attached hereto sets forth the preliminary schedule of meetings of the Board of Directors of the investment companies for which FDI serves as distributor. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

7.10.    Directors' and Officers' Indemnification and Insurance.

         (a) All rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date hereof in the Company Charter or Company By-Laws shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

         (b) For a period of five years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time.

7.11. Closing of Transfer Books. Following the date hereof through the Effective Time, the Company agrees not to transfer or record on its stock records any transfers of Company Common Stock other than exercises of outstanding options on its Class B Common Stock and transfers of its Common Stock pursuant to the laws of descent and distribution. The Stockholders agree that from and after the date hereof through the Effective Time they will not transfer or seek to transfer any shares of Company Common Stock except pursuant to the laws of descent and distribution.

7.12. Agreements of Stockholders. Prior to the Effective Time, the Stockholders agree to: (a) vote all of their shares of Company Common Stock in favor of the Merger; (b) enter into employment and noncompetition agreements in the forms attached hereto as Annexes C and D or, in the case of William Nutt, an Access, Non-Solicitation and Non-Competition Agreement in the form attached hereto as Annex G; (c) waive to the fullest extent permitted by law all dissenter's rights, rights of appraisal or similar rights that they may have.

7.13. Net Operating Losses. None of the Company, its Subsidiaries, and the Stockholders shall take any action that would jeopardize the ability of the Parent to make use of the Company's net operating losses after the Effective Time; provided, that, the Company, with approval of Parent, which approval will not be unreasonably withheld, shall be permitted to take any actions necessary to satisfy its obligations under Section 6.4 hereof.

7.14. Additional Agreements; Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

8.1. Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

         (a) Government Approvals. Any waiting period applicable to the consummation of the Merger under any legal requirement (including without limitation any authorization, consent, order or approval, or dedication, filing or expiration of any waiting period) of any Governmental Entity shall have expired or been terminated, as the case may be, and any requirements of other jurisdictions applicable to the consummation of the Merger shall have been satisfied;

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

8.2. Additional Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality standards, which shall be true and correct without further qualification), in each case (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and Parent shall have received a certificate signed on behalf of the Company by the President or Chief Executive Officer of the Company to such effect.

         (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent shall have received a certificate signed by the President or Chief Executive Officer of the Company to such effect.

         (c) Consents Obtained. All consents, waivers, approvals, authorizations and orders (including, without limitation, the approvals of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.) required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain such consents, waivers, approvals, authorizations or orders or to make such filings in the aggregate could not reasonably be expected to have a Material Adverse Effect; provided that the failure or inability to obtain such approvals of the New York Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. shall be deemed for the purposes of this Section 8.2(c) to have a Material Adverse Effect.

         (d) Registration Rights. Parent shall have received an executed counterpart of the Registration Rights Agreement in the form attached hereto as Annex E (the "REGISTRATION RIGHTS AGREEMENT") from each Stockholder and each holder of options on the Company's Class B Common Stock who exercises such options prior to the Effective Time (an "EXERCISING OPTIONHOLDER").

         (e) Legal Opinion. Parent shall have received from Ropes & Gray, counsel to the Company, an opinion in the form set forth in Annex F.

         (f) Access and Non-Competition Agreement. Parent shall have received an executed counterpart of the three-year Access, Non-Competition and Non-Solicitation Agreement in the form attached hereto as Annex G from William
J. Nutt.

         (g) Employment and Non-Competition Agreements. Each of the employment agreements (each an "Employment Agreement") and non-competition agreements (each a "Non-Competition Agreement"), in the Forms set forth in Annexes C and D, entered into between Parent and Betsy Connolly, Jack Gomez, Megan Chambers, Neil Bathon and George Rio (the "NAMED EMPLOYEES"), which have been executed simultaneously with the execution of this Agreement, shall be in full force and effect; provided, however, that the foregoing condition shall be deemed to be satisfied if the Employment Agreement or Non-Competition Agreement of any of the foregoing individuals is not in full force and effect at the Closing as a result of death or disability. Any employment agreement between any Named Employee and the Company or any of its Subsidiaries that is in effect prior to the Effective Time shall be terminated at or prior to the Effective Time.

         (h) Net Operating Loss Treatment. The Company shall have taken one of the following actions: (i) the Company shall have sold all or such portion of the Munder B-share Assets to an unaffiliated third party as will result in the elimination of the projected unrecoverable net operating loss of the Company that is attributable to the Munder B-share arrangements; (ii) the Company shall have received the IRS Consent or the Parent shall be reasonably satisfied in its sole discretion that the accounting method change to capitalizing commissions and amortizing the same over five years as provided in Revenue Procedure 2000-38 requested in the application for such Consent will be in effect for the tax year ending December 31, 2000; or (iii) the Company shall have effected an alternative arrangement with respect to the Munder B-share assets that is acceptable to both Parent and the Company, which arrangement shall result in the elimination of the projected unrecoverable net operating loss of the Company that is attributable to the Munder B-share arrangements.

         (i) Dissenters' Rights. Holders of no more than 10% of the shares of Class B Common Stock outstanding as of the Effective Time shall have exercised appraisal rights under Section 262 of the GCL.

         (j) Closing Revenues. The Closing Revenues, determined as of the Closing Date, shall equal at least seventy-five percent (75%) of Base Revenues.

8.3. Additional Conditions to Obligation of the Company.The obligation of the Company to effect the Merger is also subject to the following conditions:

         (a) Representations and Warranties. Each of the representations and warranties of Parent contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality standards, which shall be true and correct without further qualification), in each case (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate or certificates signed on behalf of Parent by an officer of Parent to such effect.

         (b) Agreements and Covenants. Parent shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

         (c) Consents Obtained. All consents, waivers, approvals, authorizations and orders required to be obtained, and all filings required to be made, by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to obtain such consents, waivers, approvals, authorizations or orders or to make such filings in the aggregate could not reasonably be expected to have a Material Adverse Effect.

         (d) Registration Rights. Each Stockholder and each Exercising Optionholder shall have received an executed counterpart of the Registration Rights Agreement from Parent.

         (e) Legal Opinion. The Company shall have received from Drinker Biddle and Shanley LLP, counsel to Parent, an opinion in the form set forth in Annex H.

         (f) Closing Revenues. The Closing Revenues, determined as of the Closing Date, shall equal at least seventy-five percent (75%) of Base Revenues.

                                   ARTICLE IX
                                   TERMINATION

9.1. Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

         (b) by either Parent or the Company if the Merger shall not have been consummated on or before April 30, 2001 (provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement as a result of its willful act or negligence has been the cause of or resulted in the failure of the Merger to occur on or before such date);

         (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

         (d) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 8.2(a) or 8.2(b) to not be satisfied and which breach shall not have been cured within 10 business days following receipt by the Company of written notice of such breach from Parent; or

         (e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 8.3(a) or 8.3(b), to not be satisfied and which breach shall not have been cured within 10 business days following receipt by Parent of written notice of such breach from the Company.

9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the last sentence of Section 7.1, and the provisions of Section 7.5, this Section 9.2, Section 9.3, Article X and Article XI hereof shall survive termination, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof. The Non-Disclosure Agreement shall survive termination of this Agreement as provided therein.

9.3. Fees and Expenses. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that the Company shall in any case pay the Closing Costs. Parent agrees that at or prior to the Effective Time, it will provide sufficient funds to the Company to permit the payment in full of the Closing Costs.

                                    ARTICLE X
                                 INDEMNIFICATION

10.1. Survival of Representations and Warranties. All representations, warranties and agreements of the Company, the Stockholders or the Parent contained herein or in any document, certificate or other instrument required to be delivered hereunder in connection with the transactions contemplated hereby shall survive the Closing for the period ending on the earlier to occur of (a) the first anniversary of the Closing Date and (b) publication of the independent audit report on the consolidated financial statements of Parent for the fiscal year ending on June 30, 2001 (the "SURVIVAL DATE").

10.2. Termination of Rights Hereunder. Notwithstanding any other provision hereof, no claim may be made or lawsuit instituted by Parent, the Company, the Stockholders or any of their affiliates, as the case may be, under the provisions of this Article X or in any way arising in connection with this Agreement or any representation or warranty hereunder after the Survival Date, provided, however, that claims made in writing setting forth the nature and amount of the claim prior to the Survival Date shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

10.3. Indemnification of Parent. By their execution and delivery of this Agreement and their approval of the Merger and by their acceptance of the Merger Consideration, each Stockholder agrees, subject to the terms and conditions set forth herein, to severally indemnify, defend, protect, and hold harmless Parent (an indemnified party), from and after the Closing from and against all Damages (as defined below) (i) that result from the breach or inaccuracy of any representation or warranty of the Company set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party prior to the Survival Date, or (ii) any breach or nonfulfillment by the Company, or any noncompliance by the Company with, any covenant, agreement, or obligation contained herein (hereinafter called a "CLAIM" or "CLAIMS"). Notwithstanding the foregoing, (a) the indemnification obligations of the Stockholders pursuant to this Article X shall apply only in the event that all Claims for Damages exceed $360,000 in the aggregate (the "Basket"), in which case the indemnification obligations will apply to all Claims for Damages and (b) the total maximum aggregate indemnification liability of all Stockholders as a group for all Claims for Damages pursuant to this Article X shall not exceed $20,450,000 (the "Cap"); and
(c) no Stockholder shall be liable with respect to a particular Claim for Damages pursuant to this Article X in an amount in excess of such Stockholder's Percentage Interest of the amount of such Damages; and (d) the Basket and Cap shall not apply to Damages resulting from any breach or inaccuracy of the representations and warranties set forth in Sections 3.3 or 3.16 herein; provided, that the total maximum aggregate indemnification liability of all Stockholders as a group for all breaches or inaccuracies of the representations and warranties set forth in Sections 3.3 or 3.16 and all other Claims for Damages under this Article X shall not exceed the value of all the shares of Parent Common Stock received by such Stockholders in the Merger valued at the Parent Stock Price received by such Stockholders as of the Effective Time. As used herein, a Stockholder's "Percentage Interest" means the percentage determined by dividing the number of shares of Parent Common Stock issued to such Stockholder on the Closing Date by the total number of shares of Parent Common Stock issued to all Stockholders on the Closing Date.

10.4. Indemnification of Stockholders. By its execution and delivery of this Agreement and approval of the Merger, Parent agrees, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless each of the Stockholders (each an indemnified party), from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Parent set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a claim for indemnification is brought by an indemnified party prior to the Survival Date, or (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any covenant, agreement, or obligation contained herein. Notwithstanding the foregoing, (a) the indemnification obligations of the Parent pursuant to this
Article X shall apply only in the event that all Claims for Damages exceed $360,000 in the aggregate, in which case the indemnification obligations will apply to all Claims for Damages; and (b) the total maximum aggregate indemnification liability of Parent for all Claims for Damages pursuant to this
Article X shall not exceed $20,450,000.

10.5.    Matters Involving Third Parties.

         (a) In the event any claim is made or suit is filed against a party which involves or appears reasonably likely to involve a Claim for which indemnification may be sought pursuant to Section 10.3 or 10.4 hereof, such indemnified party will, promptly (and in any event within ten (10) business days) after receipt of notice of any such claim, suit or proceeding, notify the indemnifying party of the commencement thereof. The failure to so notify any indemnifying party of the commencement of any such claim, suit or proceeding will not relieve such indemnifying party from liability unless such failure adversely affects the ability of such indemnifying party to defend its interests in such claim, action or proceeding. The indemnifying party shall have the right and shall be given the opportunity to assume and control the defense of such claim, suit or proceeding with counsel of its choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing of its intention to assume and control such defense within 30 days after the indemnified party has given notice of such claim, and (ii) the indemnifying party conducts the defense of such claim actively and diligently; provided, however, that indemnified party (at indemnified party's expense) may participate in (but not control the conduct of) all matters pertaining to the defense or settlement of such claim, suit or proceeding. Whether or not the indemnifying party elects to assume such defense, the indemnified party shall not make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnified party's consent to the settlement of any such claim, suit or proceeding by the Stockholders shall be required and shall not be unreasonably withheld or delayed, but such consent shall not be required if (or to the extent that) such settlement only requires the payment of a monetary amount which the indemnifying party is able to pay and includes a full release of claims against the indemnified party.

         (b) In the event any of the conditions in clauses (i) and (ii) of
Section 10.5(a) above is or becomes unsatisfied, or if the indemnifying party has elected not to conduct the defense of the claim, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such claim in any manner it may deem appropriate; provided, however, that the indemnified party may not enter into any settlement with respect to such claim without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed) if such settlement would entitle, or give rise to a claim by, the indemnified party to be paid monetary damages by the indemnifying party pursuant to this Article X, and (ii) subject to the proviso in clause (i), the indemnifying party will remain responsible for any damages the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by such claim to the fullest extent provided in this Article X.

10.6. Definition of Damages. For purposes of this Article X, the term "DAMAGES" shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys' and experts' fees and expenses) actually incurred less the sum of any amount recovered under an insurance policy carried by the party or parties seeking indemnification. In the event the indemnifying party pays a claim and the indemnified party subsequently receives insurance proceeds with respect to such claim, the indemnified party shall pay the indemnifying party such insurance proceeds up to the amount actually paid by the indemnifying party. The indemnified party shall be required to use commercially reasonable efforts to seek and obtain such insurance proceeds as quickly as practicable. Notwithstanding anything herein to the contrary, "Damages" shall not in any event include loss of profits or consequential damages.

10.7. Certain Other Indemnity Matters.(a)From and after the Effective Time, each Stockholders', Parent's, and the Company's sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each of the Stockholders, Parent and the Company hereby, on its own behalf and on behalf of its affiliates, waives, to the fullest extent permitted under applicable law, and agrees not to assert in any action or proceeding of any kind, any and all rights, claims and causes of action it or such affiliate may now or hereafter have against the Stockholders or Parent, as the case may be, other than claims for indemnification asserted as permitted by and in accordance with the provisions set forth in this Article X (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or other Legal Requirements); provided, however, that this Section 10.7(a) shall not constitute a waiver by any Stockholder of any claim that he or she may have against Parent, the Company or any affiliate arising out of such Stockholder's relationship with Parent or its affiliates as an employee, officer or director.

         (b) Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnification may be asserted by any Stockholder, Parent, the Company or any affiliate thereof against any Stockholder or Parent, as the case may be, under this Article X with respect to any matter discovered by or actually known to such party or any of its agents on or before the Closing Date.

         (c) Upon making any payment to an indemnified party for any indemnification claim pursuant to this Article X, the indemnifying party shall be subrogated, to the extent of such payment, to any rights which the indemnified party may have against other persons or entities with respect to the subject matter underlying such indemnification claim.

         (d) The Stockholders shall have no liability under any provision of this Agreement for any Damages to the extent that such Damages are directly and exclusively caused by actions taken or not taken by Parent or the Company after the Effective Time.

         (e) The Stockholders may satisfy any obligation under this Article X in cash or by delivery to Parent of shares of Parent Common Stock in an amount equal to his or her obligation hereunder, each such share of Parent Common Stock to be valued at the Parent Stock Price. The satisfaction of any such obligation shall be deemed an adjustment to the Merger Consideration for tax purposes.

                                   ARTICLE XI
                               GENERAL PROVISIONS

11.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)  If to Parent or the Company after Closing:

                           The BISYS Group, Inc.
                           150 Clove Road
                           Little Falls, NJ  07424
                           Attention: Kevin J. Dell, Esq., Executive Vice President and General Counsel

                           Telecopier No.:  (973) 812-3088

                  With a copy to:

                           Drinker Biddle & Shanley LLP
                           500 Campus Drive
                           Florham Park, NJ  07432
                           Attention:  Stewart E. Lavey, Esq.

                           Telecopier No.: (973) 360-9831

                  (b)  If to the Company prior to Closing:

                           Boston Institutional Group, Inc.
                           60 State Street
                           Boston, MA 02109
                           Attention:  Mr. William J. Nutt

                           Telecopier No.:  (617) 747-3381

                  With a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attention:  Gregory D. Sheehan, Esq.

                           Telecopier No.:  (617) 951-7050

                  (c)  If to the Stockholders, to each of:

                           William J. Nutt
                           One Parker Lane
                           Marblehead, MA  01945

                           Telecopier No.:  (617) 747-3381

                           Marie E. Connolly
                           6 Williams Drive
                           Wayland, MA  01778

                           John W. Gomez
                           7 Paul Revere Road
                           Hingham, MA  02043

                  With a copy to:

                           Ropes & Gray
                           One International Place
                           Boston, MA 02110
                           Attention:  Gregory D. Sheehan

                           Telecopier No.:  (617) 951-7050

11.2.    Interpretations; Certain Definitions.

         For purposes of this Agreement:

         (a) when a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary;

         (b) whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation";

         (c) a reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto;

         (d) a reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns;

         (e) as used in this Agreement, any reference to any event, change or effect being material with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the consolidated financial condition, businesses or results of operations or prospects of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the transactions contemplated by this Agreement;

         (f) "affiliate" or "Affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

         (g) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or


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
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

         (h) "business day" means any day other than a Saturday or Sunday or any day on which banks in the State of Delaware are required or authorized to be closed;

         (i) "control" including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

         (j) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

11.3. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

11.4. Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

11.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.7. Entire Agreement, No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Non-Disclosure Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

11.8. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

11.9. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.10. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof. Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in the State of Delaware. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 11.1 hereof, and consents to the exercise of jurisdiction of a court of the State of Delaware over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

11.12. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]


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
         IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be executed under seal as of the date first written above by their respective officers thereunto duly authorized.



                                   THE BISYS GROUP, INC.


                                   By:      /s/ Lynn Mangum
                                   Name:    Lynn Mangum
                                   Title:   Chairman and CEO


                                   BOSTON INSTITUTIONAL GROUP, INC.


                                   By:      /s/ William J. Nutt
                                   Name:    William J. Nutt
                                   Title:   Chairman of the Board and President


                                   STOCKHOLDERS


                                   /s/ William J. Nutt
                                   William J. Nutt


                                   /s/ Marie E. Connolly
                                   Marie E. Connolly


                                   /s/ John W. Gomez
                                   John W. Gomez

         Schedule A  -   Funds Distributor, Inc.
                         Revenue
                         Dec-00

         Annex A     -   Letter of Transmittal

         Annex B     -   Accredited Investor Certificate

         Annex C     -   Form of Employment Agreement

         Annex D     -   Form of Non-Competition Agreement

         Annex E     -   Registration Rights Agreement

         Annex F     -   Ropes & Gray Opinion

         Annex G     -   Access, Non-Solicitation and Non-Competition Agreement

         Annex H     -   Drinker Biddle & Shanley LLP Opinion


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